Exhibit 4.3(f)

                              AMENDMENT NUMBER 4 TO
                      TRANSFER AND ADMINISTRATION AGREEMENT

         AMENDMENT NUMBER 4 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of September 5, 1996 between UNION ACCEPTANCE FUNDING CORPORATION, a Delaware corporation, as transferor (in such capacity, the "Transferor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation, as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company") amending that certain Transfer and Administration Agreement dated as of June 27, 1995, as amended as of September 8, 1995, September 29, 1995 and March 1, 1996 (the "Transfer and Administration Agreement").

         WHEREAS, the Transferor and the Company have agreed to make certain amendments to the Transfer and Administration Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings assigned thereto in the Transfer and Administration Agreement:

         SECTION 2. Amendment to Definition of Net Receivables Balance. The percentage appearing in clause (i) of the definition of "Net Receivables Balance" (i.e., 35%) is hereby deleted and replaced with "60%".

         SECTION 3. Amendment to Definition of Transfer Percentage. The percentage appearing in clause (y) of the definition of "Transfer Percentage" in respect of Contracts which upon origination provided for more than 72 monthly payments (i.e. 86%) is hereby deleted and replaced with "84%".

         SECTION 4. Exhibit A. Exhibit A to the Transfer and Administration Agreement is hereby replaced in its entirety with Exhibit A attached hereto.

         SECTION 5. Amendment to Section 2.2(b) Section 2.2(b) of the Transfer and Administration Agreement ("Subsequent Transfers") is hereby deleted in its entirety and replaced with the following text (solely for convenience of reference, the revised language in this subsection is italicized):

                  "(b) Subsequent Transfers. On any Business Day occurring after the Initial Transfer under Section 2.2(a) and prior to the Termination Date, the Transferor may request a release of funds from the Prefunding Account in an

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         amount not to exceed the Transfer  Price on such day of any  Receivable with respect to which the Transferor has requested funding hereunder, provided, that no funds shall be released from the Prefunding Account to the extent that (i) after giving effect to such release the Net Investment (less amounts on deposit in the Prefunding Account) shall exceed the sum of (x) 98% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for 72 monthly payments or less) and (y) 90% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for more than 72 monthly payments), (ii) the Transferor shall not have made any deposit into the Yield Supplement Account required pursuant to Section 2.15, or (iii) the Collection Agent is not in compliance with Section
         5.3 hereof."

         SECTION 6. Amendment to Section 2.13(a) Section 2.13(a) of the Transfer and Administration Agreement ("Prefunding Account; Prefunding Interest Reserve Account; Interest Reserve Deposits; Interest Reserve Advances; Reimbursements") is hereby deleted in its entirety and replaced with the following text (solely for convenience of reference, the revised language in this subsection is italicized):

                  "(a) On the Business Day prior to each Prefunding Date, the Transferor shall provide the Company and the Administrative Agent with a written notice in substantially the form of Exhibit O (a "Prefunding Notice") setting forth the Transferor's reasonable best estimate of the aggregate amount of Receivables projected to be acquired or originated by UAC and purchased by the Transferor pursuant to the Sale and Purchase Agreement during the period from the second succeeding Business Day to and including the next succeeding Prefunding Date. The Company agrees that on the related Prefunding Date, provided that (i) no Potential Termination Event has occurred, (ii) the Transferor shall have made the Interest Reserve Deposit to the Prefunding Interest Reserve Account as required by Section 2.13(c) on such day, (iii) after giving effect to any such deposit the Net Investment would not exceed the Maximum Net Investment, (iv) after giving effect to such deposit, the Net Investment (less amounts on deposit in the Prefunding Account) shall not exceed the sum of (x) 98% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for 72 monthly payments or less) and (y) 90% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for more than 72 monthly payments), (v) the Collection Agent shall be in compliance with the requirements of Section 5.3 in respect of such Prefunding Date, and (vi) the Company shall be able to obtain funds therefor in the commercial paper market, the Company shall deposit in the Prefunding Account an amount equal to the product of (i) the percentage then being applied pursuant to the definition of "Transfer Price" and (ii) the aggregate amount of Receiv-

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         ables so  projected to be acquired or  originated  (such  product,  the
         "Prefunding Deposit")."

         SECTION 7. Amendment to Section 2.14(a) Section 2.14(a) of the Transfer and Administration Agreement ("Prefunding Account and Prefunding Interest Reserve Account Withdrawals") is hereby deleted in its entirety and replaced with the following text (solely for convenience of reference, the revised language in this subsection is italicized):

                  "(a) On each Business Day during any Prefunding  Period during which Incremental Transfers are to occur, upon receipt by the Administrative Agent and the Collateral Agent not later than 11:00 a.m. New York City time of written certification in substantially the form of Exhibit N (a "Withdrawal Notice") from the Transferor setting forth, among other things, the amount requested to be released from the Prefunding Account and certifying that (i) after giving effect to the payment of the Transfer Price with respect to such additional Receivables, the Net Investment (minus amounts on deposit in the Prefunding Account) shall not exceed the sum of (x) 98% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for 72 monthly payments or less) and (y) 90% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for more than 72 monthly payments), (ii) the Transferor shall have made any deposit into the Yield Supplement Account required pursuant to Section 2.15 in connection with such Receivables, if any, (iii) the Collection Agent shall be in compliance with the requirements of Section 5.3 in respect of such Prefunding Date, and (iv) that the amount to be released from the Prefunding Account does not exceed the aggregate Transfer Price in respect of such Receivables, the Collateral Agent shall release to the Transferor the amount requested by the Collection Agent."

         SECTION 8. Amendment to Section 3.1(m). Effective as of the date hereof, Section 3.1(m) of the Transfer and Administration Agreement ("Coverage; Amount of Receivables") is hereby deleted in its entirety and replaced with the following text (solely for convenience of reference, the revised language in this subsection is italicized):

                  "(m) Coverage; Amount of Receivables. The Net Investment (minus amounts on deposit in the Prefunding Account) does not exceed the sum of (x) 98% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for 72 monthly payments or less) and (y) 90% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for more than 72 monthly payments). As of May 31, 1995, the aggregate Outstanding Balance of the Receivables in existence was $77,140,973.81 and the aggregate Outstanding Balance of all Eligible Receivables was $75,350,988.50.


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         SECTION 9. Amendment to Section 7.1(k).  Section 7.1(k) of the Transfer
and Administration Agreement ("Termination Events") is hereby deleted in its entirety and replaced with the following (solely for convenience of reference, the revised language in this subsection is italicized):

                  "(k) (i) the Net Investment minus amounts on deposit in the Prefunding Account shall at any time exceed the Net Receivables Balance, or (ii) the Net Investment minus amounts on deposit in the Prefunding Account shall at any time exceed the sum of (x) 98% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for 72 monthly payments or less) and (y) 90% of the Net Receivables Balance (to the extent allocable to Contracts which upon origination provided for more than 72 monthly payments) for a period of two (2) or more consecutive days; or"

         SECTION 10. Limited Scope. This amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights allocated to the Company, the Transferor, Union Acceptance Corporation, the Collection Agent, the Administrative Agent or the Collateral Agent under the Transfer and Administration Agreement.

         SECTION 11. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
NEW YORK.

         SECTION 12. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 13. Ratification. Except as expressly affected by the provisions hereof, the Transfer and Administration Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Transfer and Administration Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended by this Amendment.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number 4 as of the date first written above.


                               ENTERPRISE FUNDING CORPORATION,
                                        as Company


                               By:      /s/ Stuart Cutler
                                        Name:  Stuart Cutler
                                        Title:            Vice President


                               UNION ACCEPTANCE  FUNDING
                                        CORPORATION, as Transferor



                               By:      /s/ Rich A. Brown
                                        Name:  Rich A. Brown
                                        Title:            Vice President



                               UNION ACCEPTANCE CORPORATION,
                                        as Collection Agent



                               By:      /s/ John Stainbrook
                                        Name:  John Stainbrook
                                        Title:            President



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                                                                  Exhibit A

Actual Loss Percentage                                      Transfer Percentage
                                                                 Per Contract
                                                              Number of Monthly
                                                                   Payments
                                                               72 or less   +72

Less than 93.0%                                                    98%      90%

93.0% to 95.9%                                                     96%      88%

96.0% to 97.9%                                                     94%      86%

98.0% to 100%                                                      92%      84%

More than 100%                                                               0%



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